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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 33-78776), Form S-3 (File No. 333-42296), Form S-8 (File No. 33-47319), Form S-8 (File No. 33-61722), Form S-8 (File No.
333-22305), Form S-8 (File No. 333-37093), Form S-8 (File No. 333-49080) and
Form S-8 (File No. 333-104938) of UGI Corporation of our report dated June 17, 2004 relating to the financial statements and supplemental schedule of UGI Utilities, Inc. Savings Plan, our report dated June 17, 2004 relating to the financial statements and supplemental schedule of AmeriGas Propane, Inc. Savings Plan, and our report dated June 17, 2004 relating to the financial statements and supplemental schedule of UGI HVAC Enterprises, Inc. Savings Plan, which appear in this Form 10-K/A.

Cogen Sklar LLP

Bala Cynwyd, Pennsylvania
June 28, 2004